CONTACT:	Bruce Zurlnick	Melissa Myron/Rachel Albert
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212)808-2800
(212)850-5600

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS 4.0% INCREASE IN COMPARABLE
DEPARTMENT SALES FOR THE THIRD QUARTER

New York, NY, November 2, 2006 — Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that comparable department sales (departments open for the same months during the comparable period) for the third quarter ended October 28, 2006 increased 4.0%. Total sales for the third quarter totaled $148.3 million compared to $183.3 million in the third quarter of fiscal 2005, as a result of the store closings in the first half of 2006. Carlyle contributed sales of $19.0 million in the third quarter as compared to $15.9 million in same period last year.

Comparable department sales for the nine months ended October 28, 2006 increased 2.8% on a go-forward basis, which excludes stores Finlay no longer operates as a result of the Federated/May merger and subsequent integration plans. Comparable department sales for the same period including discontinued stores increased 11.4%. Total sales for the nine months ended October 28, 2006 increased 1.3% to $576.4 million compared to $568.7 million in the first nine months of 2005. Carlyle, which was acquired in May 2005, contributed sales of $56.5 million for the nine month period this year as compared to $29.8 million covering the period from May 15, 2005 through October 29, 2005.

The Company currently expects to report full financial results for the third quarter on November 16, 2006.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $990.1 million in fiscal 2005. The number of locations at the end of the third quarter of fiscal 2006 totaled 819, including 34 Carlyle & Co. specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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